Exhibit 99
Form 4 — Joint Filer Information

Name:	Frost Gamma Investments Trust

Address:	4400 Biscayne Boulevard 15th Floor Miami, Florida 33137

Designated Filer:	Phillip Frost, M.D.

Issuer & Ticker Symbol:	Protalix BioTherapeutics, Inc. (“PLX”)

Date of Event Requiring Statement:	October 10, 2008

Signature:	/s/ Phillip Frost, M.D., Trustee
Phillip Frost, M.D., Trustee